February 21, 2003

Lantronix,  Inc.
15353  Barranca  Parkway
Irvine,  California  92618

     RE:     REGISTRATION  STATEMENT  ON  FORM  S-8

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 21, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, (the "Act") of 2,000,000 shares of your Common Stock issuable under the 2000 Stock Plan and 150,000 shares of your Common Stock issuable under the 2000 Employee Stock Purchase Plan (collectively the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares pursuant to the 2000 Stock Plan and 2000 Employee Stock Purchase Plan (collectively the "Plans").

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable. We consent to the issue of this opinion as an Exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


Sincerely,

/s/  WILSON  SONSINI  GOODRICH  &  ROSATI
Professional  Corporation

WILSON  SONSINI  GOODRICH  &  ROSATI
Professional  Corporation